UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 24, 2011

MINDSPEED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31650	01-0616769
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
(Address of Principal Executive Offices) (Zip Code)
(949) 579-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 24, 2011, the Board of Directors (the “Board”) of Mindspeed Technologies, Inc. (the “Company”) amended the Company’s Bylaws (the “Bylaws”), effective immediately, in the following material respects:
(i)  Notice of Meetings: Provides that the record date for purposes of being entitled to notice of a stockholders’ meeting may be different from the record date for being entitled to vote at the meeting. (Article II, Section 4).
(ii)  Stockholder Nominations and Proposals: Requires that the notice by a stockholder of his or her intention to nominate a director or bring a proposal before an annual meeting of stockholders include: information about the stockholder’s interest in the proposed business to be brought before the meeting; information about whether the stockholder or any affiliated person has engaged in hedging or similar transactions in the Company’s stock or whether the stockholder or any affiliated person holds any derivative securities or similar rights related to the Company’s stock; information about any rights to dividends on the Company’s stock held by the stockholder or an affiliated person; information about any proportionate interest in the Company’s stock or related derivative securities held directly or indirectly by a partnership in which the stockholder or an affiliated person is a general partner or owns an interest in a general partner; and information concerning any performance-related fees (other than asset-based fees) that such stockholder or any affiliated person is entitled to based on an increase or decrease in the Company’s stock or derivative securities relating thereto. (Article II, Section 8(A)(2)).
(iii) Quorum and Manner of Acting: Confirms that directors can act by written consent without a meeting unless otherwise restricted by the Company’s Certificate of Incorporation or Bylaws. (Article III, Section 5).
(iv) Vacancies: Confirms that director vacancies may be filled by a majority of directors then in office though less than a quorum and that the directors so appointed will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they were appointed expires. (Article III, Section 13).
(v) Indemnification: Provides for mandatory indemnification where the required standard has been met to directors and officers and provides for discretionary indemnification for other employees and agents. (Article III, Section 14).
(vi)  Forum for Certain Actions: Adds a section to the Bylaws providing that, except in limited circumstances, any derivative action brought by or on behalf of the Company and any direct action brought by a stockholder against the Company or any of its directors, officers or employees relating to a violation of the Delaware General Corporation Law, the Bylaws, breach of fiduciary duty or case law relating to the internal affairs of the Company are to be brought in the Delaware Court of Chancery unless the Company consents to an alternative forum. (Article IX).
(vii) Other Changes: Makes other clarifying changes to the Bylaws, including that Committees of the Board can participate in Committee meetings remotely by telephone conference or similar means and that the Chief Executive Officer, the President, Executive Vice Presidents and Senior Vice Presidents are to be appointed by the Board with the Chief Executive Officer having the authority to appoint and remove other Vice Presidents. (Article IV, Section 7; Article V, Section 1).
The above description of the material changes made in the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

On May 24, 2011, the Board also approved a new form of Indemnification Agreement (the “Indemnification Agreement”), which will be entered into, and will replace previous indemnification agreements entered into, with each of the Company’s directors and certain of its executive officers.
The Indemnification Agreement provides, subject to the terms and conditions set forth therein, among various other things, that: (i) the Company shall indemnify an indemnitee to the fullest extent permitted by the Delaware General Corporation Law against any and all expenses and liabilities (as provided in the Indemnification Agreement) reasonably incurred or suffered by such person in connection with a proceeding; (ii) indemnification will not be available for judgments against an indemnitee under Section 16(b) of the Securities Exchange Act of 1934 or under similar provisions of state law for an accounting of profits made from the purchase or sale by an indemnitee of securities of the Company; (iii) an indemnitee is presumed to be entitled to indemnification, which presumption can be overcome by the Company; (iv) if requested by an indemnitee and approved by the Company’s Board, the Company may provide security to the indemnitee for the Company’s indemnification and advancement obligations under the Indemnification Agreement through a trust, line of credit or other collateral; and (v) the Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance covering the duration of an indemnitee’s service as a director or officer of the Company.
The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Indemnification Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Mindspeed Technologies, Inc.

10.1	Form of Indemnification Agreement

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.
Date: May 27, 2011	By:	/s/ Brandi R. Steege
Brandi R. Steege
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Mindspeed Technologies, Inc.

10.1	Form of Indemnification Agreement